Andrx Announces Change in Chief Financial Officer

FORT LAUDERDALE, Fla. – September 20, 2005 — Andrx Corporation (Nasdaq: ADRX) (“Company”) today announced that Angelo C. Malahias, the Company’s President, will assume the additional role of Chief Financial Officer of the Company on an interim basis, following the resignation of John M. Hanson. Mr. Malahias was Andrx’s Chief Financial Officer from January 1996 to February 2004.

About Andrx Corporation

We are a pharmaceutical company that:

•	develops, manufactures and commercializes generic versions of controlled-release, niche and immediate-release pharmaceutical products, including oral contraceptives;

•	distributes pharmaceuticals, primarily generics, which have been commercialized by others, as well as our own, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices; and

•	develops and manufactures pharmaceutical products for other pharmaceutical companies, including combination products and controlled-release formulations utilizing our patented technologies and formulation capabilities.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to: recent management appointments and changes and the potential loss of senior management and other key personnel, what sanctions, if any, FDA may seek, following its decision to place Andrx in OAI (Official Action Indicated) status, and when the “hold” on the Company’s ANDA approvals will be lifted, the Company’s dependence on a relatively small number of products, licensing revenues, the timing and outcome of litigation and future product launches, government regulation, competition, manufacturing capacities, safety issues, output and quality processes. We are also subject to other risks detailed herein or detailed from time to time in our Annual Report on Form 10-K for the year ended December 31, 2004, or in our other SEC filings. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, and in our other SEC filings.

This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Contact: Andrx Corporation

Allison Tomek

Investor Relations Manager
Phone: 954-382-7696
Email: allison.tomek@andrx.com

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